UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SCHNITZER STEEL INDUSTIRES, INC.

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January 14, 2021

Dear Shareholder:

Our upcoming 2021 Annual Meeting of Shareholders is on January 26, 2021. Our Board of Directors recommends that shareholders vote at that meeting “FOR” the approval, on an advisory basis, of our executive compensation as disclosed on pages 36 through 67 of our proxy statement (“Say-on-Pay vote”).

We recognize that some investors consider the input of advisory firm recommendations in their proxy voting decisions. While Institutional Shareholder Services (“ISS”) recommended that our shareholders vote in accordance with the Board’s recommendation on the Say-on-Pay vote, we understand that Glass Lewis & Co. (“Glass Lewis”) recommended against the proposal. We would like to address the pay-for-performance analysis in the 2021 proxy report issued by Glass Lewis. Specifically:

•

The Glass Lewis analysis of corporate performance appears to be based on the most recent fiscal year for us and each of our peer group companies. Given that our most recent fiscal-year end was August 31, 2020 compared to December 31, 2019 for most (11) of our peer group companies, this approach resulted in an eight-month mismatch for comparing performance periods.

•

Stating the obvious, during 2020, the world experienced a global pandemic, leading to significant upheaval in stock markets and impacting us as well as each of our peers, primarily beginning in March of 2020. The impact of the pandemic was not reflected at all with respect to the majority of the peer group companies against whom Glass Lewis compared our performance; in contrast, approximately half of our 2020 fiscal year was directly impacted by the pandemic.

•

As a general matter, the timing of measuring performance should be consistent when making comparisons between companies. Major events like those experienced in 2020 exacerbate the distortions that can occur, especially for stock price performance measures such as Total Shareholder Return (TSR).

We estimate that if Glass Lewis calculated the TSR of all of our peers using our August 31, 2020 fiscal year-end date, our TSR positioning would improve from the 33rd percentile to the 65th percentile. As further corroboration of this estimate and as noted at the outset, ISS, whose methodology which aligns peer group performance periods to the reviewed company’s fiscal year, recently issued a “FOR” voting recommendation in support of our Say-on-Pay vote.

Conclusion

We believe that not including the effects of the pandemic, especially on the TSR calculation, is a significant short-coming in the Glass Lewis methodology. We would note that the balance of the Glass Lewis assessment of our executive pay program is generally positive and consistent with their past “FOR” vote recommendations.

In summary, we strongly believe that the compensation of our named executive officers is commensurate with the level of performance achieved and reiterate our Board’s recommendation that shareholders vote in favor on Say-on-Pay.

Sincerely,

/s/ Peter B. Saba

Peter B. Saba

Corporate Secretary